Exhibit 10.10

Grantee:

Shares:

MATRIX SERVICE COMPANY

AWARD AGREEMENT

                    , 20

«Grantee»

«Address1»

«Address2»

«City», «State» «PostalCode»

Dear «FirstName»:

1. Award. The awards set forth in this Award Agreement (the “Award Agreement”) are subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the 2004 Stock Incentive Plan of Matrix Service Company, a Delaware corporation (the “Company”), as amended and restated effective October 23, 2006, and as further amended by Amendments 1, 2 and 3 thereto (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Restricted Stock Units.

(a) Restricted Stock Units Award. The Company hereby grants to you an aggregate of up to «Shares» restricted stock units (individually, an “RSU,” and collectively, “RSUs”) as more specifically set forth in Section 2(e). Each RSU entitles you to receive one share of common stock, par value $.01 per share, of the Company (the “Restricted Shares”) at such time as the restrictions described in Section 2(d)(ii) lapse as described in Section 2(e).

(b) Form of Restricted Stock; Possession of Certificates. The Company shall issue the Restricted Shares you become entitled to receive hereunder by book-entry registration or by issuance of a certificate or certificates for the Restricted Shares in your name as soon as practicable after the restrictions in Section 2(d)(ii) lapse as described in Section 2(e). In the event the Company issues a certificate or certificates for the Restricted Shares, such certificates shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors that administers the Plan may deem necessary or advisable under the Plan and rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

(c) Stockholder Rights Prior to Issuance of Restricted Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSUs until the date of book-entry registration or issuance by the Company of a certificate to you for such Restricted Shares.

(d) Restrictions.

(i) Your ownership of the RSUs shall be subject to the restrictions set forth in subsection (ii) of this Section 2(d) until such restrictions lapse pursuant to the terms of Section 2(e).

(ii) The restrictions referred to in subsection (i) of this Section 2(d) are as follows:

(A) At the time of your termination of employment with the Company or a Subsidiary, other than a termination of employment that occurs as a result of an event described in Section 2(e)(iv), you shall forfeit the RSUs to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.

(B) You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, other than by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Section 2(d)(ii)(B), such attempted violation shall be null and void and without effect, and all of the Company’s obligations hereunder shall terminate.

(e) Lapse of Restrictions.

(i) 50 percent of the RSUs shall be designated as “Service RSUs”. The restrictions described in Section 2(d)(ii) shall lapse with respect to the Service RSUs in five equal installments of 20 percent each on each of the first, second, third, fourth and fifth anniversaries of the date of this Award Agreement, such that the restrictions set forth in Section 2(d)(ii) shall have lapsed with respect to 100 percent of the Service RSUs on the fifth anniversary of the date of this Award Agreement.

(ii) 25 percent of the RSUs shall be designated as “Performance RSUs”. The restrictions described in Section 2(d)(ii) shall lapse with respect to the Performance RSUs on the third anniversary of the date of this Award Agreement (the “Measurement Date”), but only if and to the extent the Committee certifies in writing that the Performance Goals set forth in this subsection (ii) are met. The Performance Goals are as follows: aggregate Fully-Diluted Earnings Per Share of the Company for fiscal years             ,             and             :

Performance Level	Fully-Diluted Earnings Per Share	Number of Performance RSUs for which Conditions are Satisfied
Threshold Performance Goal	$	__________

Target Performance Goal	$	__________

The Committee shall certify on a nondiscretionary basis whether and the extent to which the Performance Goals have been met on or before the date on which the Company is required to make a book-entry registration or issue a certificate for Restricted Shares relating to the achievement of Performance Goals as set forth in Section 2(e)(v). In the event the Committee certifies that the Threshold Performance Goal has not been met, then all of the Performance RSUs will be forfeited to the Company. In the event the Committee certifies that the Company has achieved Fully-Diluted Earnings Per Share that are between the Threshold Performance Goal and the Target Performance Goal set forth above, then the conditions with respect to the Performance RSUs shall be deemed to have been met for the number of Performance RSUs determined by linear interpolation between such Performance Levels and the restrictions on such Performance RSUs shall be removed as of the Measurement Date and the remainder of the Performance RSUs will be forfeited to the Company. In the event the Committee certifies that the Company has achieved the Target Performance Goal, the conditions shall be deemed to have been satisfied and the restrictions on all of the Performance RSUs associated with such Target Performance Goal as set forth above shall be removed as of the Measurement Date. The Committee has the final authority to determine whether the Performance Goals have been met and to what extent.

For purposes of measuring the Performance Goal, “Fully-Diluted Earnings Per Share” shall mean, for any fiscal year, the Company’s fully-diluted earnings per share as set forth in the Company’s Consolidated Financial Statements included within its Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission.

(iii) 25 percent of the RSUs shall be designated as “Return Based RSUs.” The restrictions described in Section 2(d)(ii) shall lapse with respect to the Return Based RSUs on the Measurement Date, but only if and to the extent the Committee certifies in writing that the Shareholder Return Goals set forth in this subsection (iii) are met. The Shareholder Return Goals are as follows:

Shareholder Return Level	Total Shareholder Return	Number of Return Based RSUs for which Conditions are Satisfied
Threshold Total Shareholder Return Goal	__ percentile of Peer Group	_________

Target Total Shareholder Return Goal	__ percentile of Peer Group	_________

The Committee shall certify on a nondiscretionary basis whether and the extent to which the Shareholder Return Goals have been met on or before the date on which the Company is required to make a book-entry registration or issue a certificate for Restricted Shares relating to the achievement of Shareholder Return Goals as set forth in Section 2(e)(v). In the event the Committee certifies that the Threshold Total Shareholder Return Goal has not been met, then all of the Return Based RSUs will be forfeited to the Company. In the event the Committee certifies that the Company has achieved a Total Shareholder Return that is between the Threshold Total Shareholder Return Goal and the Target Total Shareholder Return Goal set forth above, then the conditions with respect to the Return Based RSUs shall be deemed to have been met for the number of Return Based RSUs determined by linear interpolation between such Shareholder Return Levels and the restrictions on such Return Based RSUs shall be removed as of the Measurement Date and the remainder of the Return Based RSUs will be forfeited to the Company. In the event the Committee certifies that the Company has achieved the Target Total Shareholder Return Goal, the conditions shall be deemed to have been satisfied and the restrictions on all of the Return Based RSUs associated with such Target Total Shareholder Return Goal as set forth above shall be removed as of the Measurement Date. The Committee has the final authority to determine on a nondiscretionary basis whether the Shareholder Return Goals have been met and to what extent.

For purposes of measuring the Shareholder Return Goals with respect to each of the Company and each of the companies in the Peer Group: “Total Shareholder Return” shall mean the total shareholder return calculated by dividing (a) the sum of (i) the difference obtained by subtracting the Beginning Price from the Ending Price plus (ii) all dividends and other distributions paid on such company’s common stock during the period beginning on the date of this Award Agreement and ending on the Measurement Date by (b) the Beginning Price; “Peer Group” shall mean Chicago Bridge & Iron Company N.V., EMCOR Group Inc., ENGlobal Corp., Fluor Corporation, Furmanite Corporation, Foster Wheeler AG, Integrated Electrical Services, Inc., Insituform Technologies Inc., Jacobs Engineering Group Inc., KBR, Inc., McDermott International Inc., MasTec, Inc.,

MYR Group, Inc., Pike Electric Corporation, Primoris Services Corporation, Quanta Services Inc., Shaw Group Inc., Team, Inc., Tetra Tech Inc., URS Corporation and Willbros Group, Inc.; “Beginning Price” shall mean, with respect to the Company and each of the companies in the Peer Group, the 20 trading day average closing stock price of such company during the 20 trading day period ending on the fifth trading day prior to the date of this Award Agreement; and “Ending Price” shall mean, with respect to the Company and each of the companies in the Peer Group, the 20 trading day average closing stock price of such company during the 20 trading day period ending on the fifth trading day prior to the Measurement Date.

(iv) Notwithstanding the provisions of subsections (i), (ii) and (iii) of this Section 2(e), the restrictions described in Section 2(d)(ii) shall lapse with respect to the Service RSUs, the Performance RSUs and the Return Based RSUs (as if each of the Target Performance Goal and the Target Total Shareholder Return Goal had been met) upon the occurrence of any of the following events:

(1) Your death, Disability or your Retirement; or

(2) A Change of Control of the Company.

For purposes of this Section 2(e)(iv), (A) the Target Performance Goal shall be deemed to have been met on the date the restrictions lapse by reason of the occurrence prior to the Measurement Date of any of the foregoing events, so that the conditions on issuance of 100 percent of the Performance RSUs shall be deemed satisfied on the date of such event and (B) the Target Total Shareholder Return Goal shall be deemed to have been met on the date the restrictions lapse by reason of the occurrence prior to the Measurement Date of any of the foregoing events, so that the conditions on issuance of 100 percent of the Return Based RSUs shall be deemed satisfied on the date of such event.

(v) On the date of the lapse of the restrictions in accordance with this Section 2(e), or in any event, no later than the earlier of ninety (90) days after such date or two and one half months following the end of the calendar year in which the restrictions lapsed in accordance with Section 2(e), the Company will make a book-entry registration or will issue you a certificate as provided in Section 2(b) of this Award Agreement for the Restricted Shares covered by such RSUs in redemption of such RSUs. Notwithstanding the foregoing, in the event that the restrictions lapse upon the occurrence of your Retirement, then, in the event that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) applies to the award of the Restricted Stock and you are a Specified Employee of the Company on the date of your Retirement, the Company will not make such book-entry registration or issue you such certificate before the date which is six (6) months after the date of your Retirement (or, if earlier, the date of your death). If you die prior to the end of the applicable six month period, such book-entry registration or issuance of such certificate will be accelerated as soon as practicable following your death, but in any case not more than ninety (90) days thereafter.

3. Bonus Award.

(a) Phantom Share Bonus Award. In addition to the RSUs awarded pursuant to this Agreement and subject to the terms and conditions set forth herein, the Company hereby grants to you a cash “Bonus Award” calculated by reference to an aggregate of up to «Shares» phantom share rights (the “Performance Rights”) and an aggregate of up to «Shares» phantom share rights (the “Return Based Rights”, and together with the Performance Rights, the “Rights”). Subject to the limitations set forth in this Section 3, each Right, when fully vested hereunder, will represent the economic equivalent of ownership of one share of the Company’s common stock, par value $0.01 per share (the “Stock”); provided that the Rights will not entitle you to, and you will not have any rights in, or own any, shares of Stock. Notwithstanding anything contained herein, the Rights shall not vest and you shall immediately forfeit all rights, title and interests in and to any and all Rights that have not vested on the date your employment with the Company or its Subsidiaries is terminated for any reason.

(b) Performance Based Vesting. Subject to the limitations herein, the Performance Rights granted shall vest on the Measurement Date if and only to the extent the Bonus Award Performance Goals set forth in this subsection (b) are met. The Bonus Award Performance Goals are as follows: aggregate Fully-Diluted Earnings Per Share of the Company for fiscal years             ,              and             :

Bonus Award Performance Level	Fully-Diluted Earnings Per Share	Number of Performance Rights for which Conditions are Satisfied
Target Performance Goal		$0

Maximum Performance Goal	$	___________

The Committee shall certify on a nondiscretionary basis whether and to the extent to which the Bonus Award Performance Goals have been met on or before the date on which the Company is required to make a cash payment to you for each vested Performance Right in accordance with this Section 3(b). In the event the Bonus Award Target Performance Goal is not exceeded, then the Performance Rights will be forfeited to the Company and no Bonus Award related thereto will be payable. In the event the Company achieves Fully-Diluted Earnings Per Share that are between the Bonus Award Target Performance Goal and the Bonus Award Maximum Performance Goal, then the number of Performance Rights which shall vest shall be determined by linear interpolation and the remainder of the Performance Rights will be forfeited to the Company and no Bonus Award associated with such forfeited Performance Rights shall be payable. In the event the Company achieves the Bonus Award Maximum Performance Goal, then all of the Performance Rights shall vest and the entire Bonus

Award shall be payable. The Committee has the final authority to determine on a nondiscretionary basis whether the Bonus Award Performance Goals have been met and to what extent. The Company will pay in cash to you for each vested Performance Right an amount equal to the closing price per share of the Company’s Stock as reported by the NASDAQ Global Market on the Measurement Date no later than the earlier of ninety (90) days after the Measurement Date or two and one half months following the end of the calendar year in which the Performance Rights vest in accordance with this Section 3(b).

(c) Return Based Vesting. Subject to the limitations herein, the Return Based Rights granted shall vest on the Measurement Date if and only to the extent the Bonus Award Shareholder Return Goals set forth in this subsection (c) are met. The Bonus Award Shareholder Return Goals are as follows:

Bonus Award Shareholder Return Level	Total Shareholder Return	Number of Return Based Rights for which Conditions are Satisfied
Target Total Shareholder Return Goal	__ percentile of Peer Group	0

Maximum Total Shareholder Return Goal	__ percentile of Peer Group	________

The Committee shall certify on a nondiscretionary basis whether and to the extent to which the Bonus Award Shareholder Return Goals have been met on or before the date on which the Company is required to make a cash payment to you for each vested Return Based Right in accordance with this Section 3(c). In the event the Bonus Award Target Total Shareholder Return Goal is not exceeded, then the Return Based Rights will be forfeited to the Company and no Bonus Award related thereto will be payable. In the event the Company achieves a Total Shareholder Return that is between the Bonus Award Target Total Shareholder Return Goal and the Bonus Award Maximum Total Shareholder Return Goal, then the number of Return Based Rights which shall vest shall be determined by linear interpolation and the remainder of the Return Based Rights will be forfeited to the Company and no Bonus Award associated with such forfeited Return Based Rights shall be payable. In the event the Company achieves the Bonus Award Maximum Total Shareholder Return Goal, then all of the Return Based Rights shall vest and the entire Bonus Award shall be payable. The Committee has the final authority to determine on a nondiscretionary basis whether the Bonus Award Shareholder Return Goals have been met and to what extent. The Company will pay in cash to you for each vested Return Based Right an amount equal to the closing price per share of the Company’s Stock as reported by the NASDAQ Global Market on the Measurement Date no later than the earlier of ninety (90) days after the Measurement Date or two and one half months following the end of the calendar year in which the Return Based Rights vest in accordance with this Section 3(c).

(d) Transferability. The Rights (including the right to receive the Bonus Award) may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated. If you or anyone claiming under or through you attempts to violate this Section 3(d), such attempted violation shall be null and void and without effect, and all of the Company’s obligations hereunder shall terminate.

(e) No Stockholder Rights. You will not be deemed to be a holder of or possess any stockholder rights with respect to any shares of Stock based on the Rights granted hereunder.

4. Agreement with Respect to Taxes; Share Withholding.

(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, in cash, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the RSUs and/or the Restricted Shares and Rights and/or Bonus Award (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any taxes of any kind required by law to be withheld with respect to the RSUs, the Restricted Shares, the Rights and/or the Bonus Award.

(b) You agree that, if required by applicable law, you shall pay any taxes no later than the date as of which the value of the RSUs and/or Restricted Shares first become includible in your gross income for income tax purposes; provided, however, that the Committee may, in accordance with Section 11(b) of the Plan, permit you to: (i) elect withholding by the Company of Restricted Shares otherwise deliverable to you pursuant to this Award Agreement (provided, however, that the amount of any Restricted Shares so withheld shall not exceed the amount necessary to satisfy the Company’s or any Affiliate’s required tax withholding of obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company shares of Stock owned by you (or by you and your spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

5. Adjustment of Shares. The number of Restricted Shares subject to the RSUs and/or Rights awarded to you under this Award Agreement may be adjusted as provided in the Plan.

6. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

7. Clawback Provision. You understand and agree that to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that the RSUs, the Restricted Shares and/or the Rights (or any part thereof) (the “Awards”) granted pursuant to this Award Agreement, have been received by you and that:

(a) such Awards were based on the achievement of certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the United States Securities and Exchange Commission,

(b) you engaged in grossly negligent or intentional misconduct that caused or substantially caused the need for the material restatement, and

(c) the amount or vesting of the Awards would have been less had the financial statements been correct,

then the Company shall have the right to recover from you such compensation (in whole or in part) as the Board deems appropriate under the circumstances.

8. Compliance with 409A. The Company intends that this Award Agreement and the Plan either (1) comply with Section 409A and guidance thereunder or (b) be excepted from the provisions of Section 409A. Accordingly, the Company reserves the right and you agree that the Company shall have the right, without your consent and without prior notice to you, to amend either or both this Award Agreement and the Plan to cause this Award Agreement and the Plan to be so compliant or so excepted and to take such other actions under the Plan and this Award Agreement to achieve such compliance or exception.

9. Certain Definitions. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

[Signature Page to Follow]

If you accept this Award Agreement and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
Name:
Title:

The foregoing Award Agreement is accepted by me as of             , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»